EXHIBIT 99.1

ResCare Reports First Quarter 2009 Results

Company Confirms 2009 Guidance

LOUISVILLE, Ky., May 7, 2009 (GLOBE NEWSWIRE) -- ResCare, Inc. (Nasdaq:RSCR) today announced results for the first quarter ended March 31, 2009.

First Quarter 2009 Financial Highlights

Revenues for the first quarter of 2009 increased 4.1% over the prior year period to $390.8 million. Income from continuing operations was $12.1 million, or $0.36 per diluted common share, compared with $12.1 million, or $0.36 per diluted common share, in the same period of 2008. EBITDA for the first quarter of 2009 was $30.2 million versus $28.9 million in the prior year quarter.

Ralph G. Gronefeld, Jr., president and chief executive officer said, "Our first quarter performance is consistent with our expectations. We continue to manage in a responsible manner, maintaining quality of services while controlling our expenses. There is strong demand for our services. Our acquisition pipeline is robust, and we are well positioned for continued growth."

2009 Guidance

The Company confirmed its 2009 guidance of diluted earnings per common share from continuing operations in the range of $1.52 to $1.58 and revenues of $1.61 billion to $1.67 billion. The 2009 guidance assumes a decrease of approximately one-half of one percent in aggregate reimbursement rates for the second half of 2009 within the Company's Community Services Group. Additionally, the guidance assumes an income tax rate of 37% and acquisition-related costs of approximately $0.03 per diluted common share associated with planned 2009 acquisitions over the remainder of the year, as a result of the adoption of a new accounting standard.

A listen-only simulcast of ResCare's first quarter 2009 conference call will be available on-line at www.rescare.com on May 8, 2009, beginning at 9:00 a.m. Eastern Time and a replay available at 11:00 a.m. Eastern Time.

ResCare, with 35 years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and persons with disabilities. It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels. Based in Louisville, Kentucky, ResCare and its more than 46,000 dedicated employees serve daily more than 65,000 people in 40 states, Washington, D.C., Puerto Rico and in a growing number of international locations. For more information about ResCare, please visit the Company's website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring privatization of government programs. In ResCare's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in the Company's filed reports. Statements related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

                           RESCARE, INC.
                 Unaudited Financial Highlights
              (In thousands, except per share data)

                                                   Three Months Ended
                                                       March 31,
                                                  --------------------
                                                    2009        2008
                                                  --------    --------
 Income Statement Data:
 Revenues                                         $390,827    $375,399
 Facility and program expenses                     351,929     337,175
                                                  --------    --------
   Facility and program contribution                38,898      38,224
 Corporate general and administrative               15,549      14,821
 Other operating income, net                           (14)       (246)
                                                  --------    --------
   Operating income                                 23,363      23,649
 Interest expense, net                               4,323       4,594
                                                  --------    --------
   Income from continuing operations before
    income taxes                                    19,040      19,055
 Income tax expense                                  6,969       6,955
                                                  --------    --------
  Income from continuing operations                 12,071      12,100
 Loss from discontinued operations, net of tax          --         (54)
                                                  --------    --------

 Net income                                         12,071      12,046
 Net income attributable to preferred
  shareholders                                       1,733       1,738
                                                  --------    --------
 Net income attributable to common shareholders   $ 10,338    $ 10,308
                                                  ========    ========
 Basic earnings (loss) per common share:
  From continuing operations                      $   0.36    $   0.36
  From discontinued operations                          --       (0.00)
                                                  --------    --------
   Basic earnings per common share                $   0.36    $   0.36
                                                  ========    ========
 Diluted earnings (loss) per common share:
  From continuing operations                      $   0.36    $   0.36
  From discontinued operations                          --       (0.00)
                                                  --------    --------
   Diluted earnings per common share              $   0.36    $   0.36
                                                  ========    ========

 Weighted average number of common shares:
  Basic                                             28,693      28,338
  Diluted                                           28,693      28,528

 EBITDA (1)                                       $ 30,199    $ 28,880
 ----------
 (1)  EBITDA is defined as income from continuing operations before depreciation and amortization, net interest expense and income taxes. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the
      United States of America. The items excluded from EBITDA are significant components in understanding and assessing financial performance. Management routinely calculates and presents EBITDA because it believes that EBITDA is useful to investors and is commonly used as an analytical indicator within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value.
      EBITDA is also used in measurements under certain covenants contained in the Company's credit agreement. A reconciliation of income from continuing operations to EBITDA is included on the next page of this release.

                              RESCARE, INC.
               Unaudited Financial Highlights (continued)
                             (In thousands)

                                                   Three Months Ended
                                                        March 31,
                                                  --------------------
                                                    2009        2008
                                                  --------    --------
 Reconciliation of Income from Continuing
  Operations to EBITDA:
 Income from continuing operations                $ 12,071    $ 12,100
 Add: Interest, net                                  4,323       4,594
      Depreciation and amortization (from
       continuing operations)                        6,836       5,231
      Income tax expense                             6,969       6,955
                                                  --------    --------
 EBITDA                                           $ 30,199    $ 28,880
                                                  ========    ========

                                                  March 31,   Dec. 31,
                                                    2009        2008
                                                  --------    --------
 Balance Sheet Data:

                       ASSETS

 Cash and cash equivalents                        $ 14,243    $ 13,594
 Accounts receivable, net                          230,677     230,976
 Other current assets                               42,302      46,913
                                                  --------    --------
  Total current assets                             287,222     291,483
 Property and equipment, net                        83,477      84,157
 Goodwill                                          473,802     476,196
 Other assets                                       61,732      62,307
                                                  --------    --------
                                                  $906,233    $914,143
                                                  ========    ========

       LIABILITIES AND SHAREHOLDERS' EQUITY

 Current liabilities                              $156,871    $155,921
 Other long-term liabilities                        67,686      65,959
 Long-term debt                                    234,155     255,386
 Shareholders' equity                              447,521     436,877
                                                  --------    --------
                                                  $906,233    $914,143
                                                  ========    ========

                                RESCARE, INC.
                 Unaudited Financial Highlights (continued)
                              (In thousands)

                                                   Three Months Ended
                                                        March 31,
                                                  --------------------
                                                    2009        2008
                                                  --------    --------
 Cash Flow Data:
 Net income                                       $ 12,071    $ 12,046
 Adjustments to reconcile net income to cash
  provided by operating activities:
   Depreciation and amortization                     6,836       5,236
   Amortization of discount                            302         292
   Share-based compensation                          1,271       1,096
   Deferred income taxes, net                        1,025       1,969
   Excess tax benefits from share-based
    compensation                                        --        (738)
   Provision for losses on accounts receivable       1,658       1,569
   Gain on purchase of business                       (562)         --
   Changes in operating assets and liabilities       4,963        (673)
                                                  --------    --------
    Cash provided by operating activities           27,564      20,797
                                                  --------    --------

 Cash flows from investing activities:
   Purchases of property and equipment              (3,213)     (3,969)
   Acquisitions of businesses                       (1,711)    (10,400)
   Proceeds from sale of assets                        120          25
                                                  --------    --------
    Cash used in investing activities               (4,804)    (14,344)
                                                  --------    --------
 Cash flows from financing activities:
   Debt borrowings, net                            (21,526)     (1,088)
   Debt issuance costs                                 (14)        (99)
   Excess tax benefits from share-based
    compensation                                        --         738
   Proceeds received from exercise of stock
    options                                            168         730
   Employee withholding payments on share-based
    compensation                                      (506)       (779)
                                                  --------    --------
    Cash used in financing activities              (21,878)       (498)
                                                  --------    --------
   Effect of exchange rate on cash and cash
    equivalents                                       (233)         --
                                                  --------    --------
   Increase in cash and cash equivalents          $    649    $  5,955
                                                  ========    ========

                              RESCARE, INC.
                Unaudited Financial Highlights (continued)
                        (Dollars in thousands)

                                                   Three Months Ended
                                                        March 31,
                                                  --------------------
                                                    2009        2008
                                                  --------    --------
 Segment Data:
 Revenues:
  Community Services                              $281,423    $268,872
  Job Corps Training Services                       40,587      41,695
  Employment Training Services                      55,066      53,075
  Other                                             13,751      11,757
                                                  --------    --------
  Consolidated                                    $390,827    $375,399
                                                  ========    ========

 Operating Income (Loss):
  Community Services                              $ 32,107    $ 29,583
  Job Corps Training Services                        3,176       3,085
  Employment Training Services                       4,603       4,918
  Other                                               (881)        835
  Corporate general and administrative             (15,642)    (14,772)
                                                  --------    --------
  Consolidated                                    $ 23,363    $ 23,649
                                                  ========    ========

 Operating Margin:
  Community Services                                 11.4%       11.0%
  Job Corps Training Services                         7.8%        7.4%
  Employment Training Services                        8.4%        9.3%
  Other                                              (6.4%)       7.1%
  Corporate general and administrative               (4.0%)      (3.9%)
  Consolidated                                        6.0%        6.3%

CONTACT: ResCare, Inc.
         David W. Miles, Chief Financial Officer
           502-394-2137
         Derwin A. Wallace, Director of Investor Relations
           502-420-2567